Prospectus Supplement to Prospectus dated April 29, 2011	Filed pursuant to Rule 424(b)(7) Registration No. 333-173627

Star Scientific, Inc.

12,222,364 Shares of Common Stock

This prospectus supplement amends and supplements our prospectus dated April 29, 2011, or the Prospectus. The Prospectus relates to 12,222,364 shares of our common stock that may be offered for resale by the selling stockholders named therein. This prospectus supplement amends and supplements the Prospectus only with respect to the selling stockholder named herein.

The selling stockholders named in this prospectus supplement, or in supplements hereto, may sell all or a portion of its common stock, from time to time, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for our common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. In addition, the selling stockholders may offer the common stock from time to time through ordinary brokerage transactions on the NASDAQ Global Market. See “Plan of Distribution” in the Prospectus for additional information on the methods of sale.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the NASDAQ Global Market under the symbol “STSI”. On January 10, 2013, the last reported sale price of our common stock was $2.67 per share.

Our principal executive offices are located at 4407 Cox Road, Suite 110, Glen Allen, Virginia 23060. Our phone number is (804) 527-1970.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 11, 2013.

SELLING STOCKHOLDERS

The table below supplements or amends the selling stockholders table contained on page 2 of the Prospectus. Where the name of a selling stockholder identified in the table below also appears in the table of the Prospectus, the information set forth in the table below regarding the selling stockholder supersedes the information in the Prospectus, but only with respect to such selling stockholder. The following table provides information regarding the selling stockholder and the number of shares of common stock the selling stockholder is offering for resale.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table below have sole voting and investment power with respect to all shares beneficially owned. Because a selling stockholder may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by a selling stockholder upon consummation of any sales. Accordingly, the number of shares of our common stock listed in the column “Number of Shares Being Offered” represents all of the shares of our common stock that each selling stockholder may offer under the Prospectus as supplemented hereby, and assumes the full cash exercise of all the warrants held by such selling stockholder for shares of our common stock and the sale of all underlying shares of our common stock received by the selling stockholder upon such exercise. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of their common stock since the date as of which such information was provided to us. The percentage ownership data, to the extent applicable, is based on 166,349,158 shares of our common stock issued and outstanding as of January 11, 2013.

The selling stockholders have not had a material relationship with us or any of our affiliates within the past three years, other than as described in our filings with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before January 10, 2013. Information about the selling stockholder may change over time. Any changed information given to us by the selling stockholder will be set forth in prospectus supplements or amendments to this prospectus supplement if and when necessary. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales.

	Shares of Common Stock Beneficially Owned Prior		Number of Shares		Shares Beneficially Owned After the Offering
Selling Stockholder	to the Offering		Being Offered		Number		Percentage
Robert G. Roskamp	1,023,682	(1)	65,770	(2)	769,230	(3)	*
SCW Communities, LLC	188,682	(4)	188,682	(4)	—		—

*	Denotes less than 1% beneficial ownership.
(1)	Reflects 769,230 shares of common stock issued to Mr. Roskamp upon the exercise of warrants purchased on March 10, 2010 and 254,452 shares of common stock issued to Mr. Roskamp upon the exercise of warrants purchased on March 30, 2011. Mr. Roskamp has voting and dispositive power over these shares of common stock, which are nominally held by entities controlled by Mr. Roskamp, which includes SCW Communities, LLC.
(2)	Reflects 65,770 shares of common stock issued to Mr. Roskamp upon the exercise of warrants purchased on March 30, 2011.
(3)	Assumes and reflects the sale of all of the shares of common offered by Mr. Roskamp and SCW Communities, LLC hereby.
(4)	Reflects 188,682 shares issued to Mr. Roskamp upon the exercise of warrants purchased by Mr. Roskamp on March 30, 2011. Mr. Roskamp has voting and dispositive power over the shares held by SCW Communities, LLC.